EXHIBIT 99.1
For Immediate Release

Media General, Inc. Announces Record Second Quarter 2015 Results

RICHMOND, VA, August 6, 2015 – Media General, Inc. (“Media General” or the “Company;” NYSE: MEG), one of the nation’s largest connected-screen media companies, today reported results for the second quarter that ended June 30, 2015.

Commenting on the Company’s results, President and Chief Executive Officer, Vincent L. Sadusky, said: “Our team continues to make terrific progress on our integration and operating initiatives, and we delivered record net revenues despite the lack of political advertising. The investments we are making to grow our business, while delivering strong cash flow and integration synergies, are positioning our company to capitalize on numerous opportunities in 2016 and deliver strong shareholder value.”

Explanation of GAAP Results
The Company completed its merger with LIN Media LLC ("LIN Media") on December 19, 2014. As a result, its 2014 GAAP financial results for the three and six months ended June 30, 2014 do not include LIN Media’s results, nor do they reflect the operating results of any acquired stations for the period prior to their acquisition, but do include the results of divested stations prior to their divestiture.
For informational purposes, the Company has provided Supplemental Combined Company Financial Information on the Investor Relations page of its website, which information is intended to show the historical financial results of LIN Media and Media General on a combined basis. These combined financial results include the results of LIN Media and stations located in Tampa and Colorado Springs that were acquired in connection with the LIN Media merger and a station in Harrisburg that was acquired in September 2014, but exclude the results of stations divested in connection with the merger and the anticipated merger-related synergies. The combined financial results reflect an estimate of the impact as though the loss of the Company’s CBS affiliation in Indianapolis had occurred on January 1, 2014. The station converted to a CW affiliation on January 1, 2015. The Supplemental Combined Company Financial Information does not purport to be indicative of the financial results that would have been achieved had the LIN Media combination transaction occurred as of the beginning of the periods presented, nor is it indicative of the results that may occur in the future.

Summary of Results for the Second Quarter 2015 based on GAAP Financial Information

•	Net revenues increased 108% to $321 million, compared to $154 million in the prior year.

•	Digital revenues increased 512% to $36 million, compared to $6 million in the prior year.

•	Operating income was $37 million, compared to $22 million in the prior year.

•	Adjusted EBITDA increased 85% to $91 million, compared to Adjusted EBITDA of $49 million in the prior year.

•	The Company recognized a pretax gain of $2.5 million related to the relocation of spectrum in Lansing.

•	Earnings per diluted share was $0.01, compared to $0.08 in the prior year.

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Total net debt outstanding (including capital leases) as of June 30, 2015, net of cash, was $2.22 billion, compared to $2.38 billion as of December 31, 2014. Cash and cash equivalent balances as of June 30, 2015 were $72 million, compared to $44 million as of December 31, 2014. $120 million in restricted cash related to the 2014 sale of WJAR-TV was released and remitted to the Company during the second quarter of 2015.

Supplemental Combined Company Financial Information for Second Quarter 2015

•	Net revenues increased 1% to $321 million in the second quarter, compared to the prior year.

•	Net local revenues, which include net local advertising revenues and retransmission consent fees, increased 9% to $220 million in the second quarter, compared to the prior year.

•	Net national revenues decreased 2% to $53 million in the second quarter, compared to the prior year.

•	Net digital revenues decreased 13% to $36 million in the second quarter, compared to the prior year.

•	Adjusted EBITDA decreased 2% to $91 million in the second quarter, compared to the prior year.

Recent Operational Highlights

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The Company’s television stations rank number one or number two in local news in 56% of the Company's broadcast markets, which is an increase of 14%, compared to the same ratings period in the prior year.[1]

•	The Company reached 195 million U.S. Unique Visitors or greater than two-thirds of the total U.S. Internet audience.[2]

•	81% of the Company's web sites, in comScore measured markets, ranked number one or number two in their local markets for unique visitors versus the Company's measured local broadcast competitors.[3]

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The Company’s television stations earned a national and several regional Edward R. Murrow Awards, a National Headliner Award, as well as many other local and regional awards that recognize our commitment to delivering superior journalism.

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The Company’s digital business, LIN Digital, unveiled its custom, original digital content and connected-screen media solutions to the nation’s top agencies and brands at the 2015 Digital Content NewFronts in New York City.

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The Company announced an agreement with FOX Television Stations to broadcast BiteSizeTV's entertainment news and variety show, Hollywood Today Live. Hollywood Today Live will premier September 14, 2015 on FOX Television Stations and Media General stations in several markets, including New York, Los Angeles and Chicago, and approximately two-thirds of Media General's markets, including San Francisco.

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In April 2015, the Company acquired the remaining noncontrolling interest in Dedicated Media, Inc. for a purchase price of $11 million. As a result of the transaction, Dedicated Media was 100% owned by the Company during the second quarter of 2015.

1
Nielsen May 2015 ratings report; average rank of Media General’s NBC/CBS/ABC/FOX television stations for Morning, Early News and Late News with Adults 25-54. All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

2	comScore media metrix multiple platform data; June 2015. Includes Media General, Federated Media Publishing, LIN Digital and LIN Mobile's ONE Mobile.
3
comScore media metrix multiple platform data; June 2015. The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary.

Key Balance Sheet and Cash Flow Items
The Company has a $150 million revolving credit facility that was undrawn, with $147 million of availability as of June 30, 2015. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 4.99x as of June 30, 2015, down from 5.30x at March 31, 2015. Other components of cash flow in the second quarter of 2015 included:

•	A cash inflow of $120 million in restricted cash released from a qualified intermediary;

•	Cash debt repayments of nearly $101 million;

•	Cash payments totaling $19 million to repurchase 1.1 million shares of the Company's outstanding voting common stock under the $120 million share repurchase program approved by the Board of Directors;

•	Capital expenditures of $17 million; and

•	Amendment of the Company's senior secured credit facility to lower its rate from LIBOR +325 to LIBOR +300 (both with a 1% floor).

Business Outlook
On a Supplemental Combined Company basis, the Company expects that net revenues for the third quarter of 2015 will range from a decrease of -3% to an increase of 1% (-$11 million to +$2 million), as compared to net revenues of $327 million in the third quarter of 2014, primarily as a result of lower political revenue and higher pay-TV subscriber fees.
The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales-related expenses, will increase in the range of 11% to 12% (or $23 million to $25 million) in the third quarter of 2015, as compared to reported expenses on a Supplemental Combined Company basis of $201 million in the third quarter of 2014. Excluding programming fees, the Company expects direct operating and selling, general and administrative expenses to increase 3%.
The Company’s current outlook for revenues, expenses and cash flow items for the third quarter of 2015, excluding special items, are anticipated to be in the following ranges:

$ millions	Third Quarter of 2015
Net broadcast revenues	$273 to $281
Net digital revenues	$43 to $48
Total net revenues	$316 to $329
Direct operating and selling, general and administrative expenses	$224 to $226
Amortization of program rights	$12 to $13
Cash payments for programming	$9 to $10
Corporate and other expenses	$12 to $13
Corporate non-cash share-based compensation expense	$3 to $4
Depreciation and amortization of intangibles	$40 to $42
Cash capital expenditures	$14 to $16
Cash interest expense	$27
Principal amortization of term loans and finance lease obligations	$1
Cash taxes	$1

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call
The Company will hold a conference call to discuss its second quarter 2015 results today, August 06, 2015, at 9:00 AM Eastern Time. To participate in the call, please dial 1-888-437-9274 for U.S. callers and 1-719-325-2250 for international callers. The call-in pass code is 7997523. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.mediageneral.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.mediageneral.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through August 20, 2015.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”), Free Cash Flow (“FCF”) and the financial measures reflected in the Combined Company Financial Information should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. Moreover, the historical Combined Company Financial Information reflects financial results for historical periods for the businesses of Media General, LIN Media and Young, which are currently owned by the Company, that investors, lenders, rating agencies and financial analysts may wish to compare to the current financial results of the Company. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure and reconciliation of financial measures reflected in the combined financial information to comparable GAAP financial measures. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the business combinations with LIN Media and Young and the ability to integrate such entities; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General
Media General is one of the nation's largest connected-screen media companies that operates or services 71 television stations in 48 markets, along with the industry's leading digital media business. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and more than two-thirds of the U.S. Internet audience.
Media General has one of the industry's largest and most diverse digital media businesses that includes LIN Mobile, Federated Media, HYFN, Dedicated Media and BiteSizeTV, all under the LIN Digital banner. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.
Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.

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Media General Contact
Courtney Guertin
Director of Marketing and Communications
401-457-9501
cguertin@mediageneral.com